09 May 2022

ONTARIO SECURITIES COMMISSION
BRITISH COLUMBIA SECURITIES COMMISSION
ALBERTA SECURITIES COMMISSION
FINANCIAL AND CONSUMER AFFAIRS AUTHORITY OF SASKATCHEWAN
THE MANITOBA SECURITIES COMMISSION
FINANCIAL AND CONSUMER SERVICES COMMISSION (NEW BRUNSWICK)
NOVA SCOTIA SECURITIES COMMISSION
THE OFFICE OF THE SUPERINTENDENT SECURITIES (PRINCE EDWARD ISLAND)
OFFICE OF THE SUPERINTENDENT OF SECURITIES, SERVICE NEWFOUNDLAND & LABRADOR

Dear Sirs/Mesdames:

Re: Excellon Resources Inc
Change of Auditor Notice dated 2022/05/02

Pursuant to National Instrument 51-102 (Part 4.11), we have read the above-noted Change of Auditor Notice and confirm our agreement with the information contained in the Notice pertaining to our firm.

Yours sincerely,

Ernst & Young LLP

Chartered Professional Accountants
Licensed Public Accountants

cc: The Board of Directors, Excellon Resources Inc.